Exhibit 99.1

NEWS RELEASE

AFC REPORTS FISCAL 2010 FINANCIAL RESULTS; PROVIDES FISCAL 2011 GUIDANCE

ATLANTA, March 9, 2011 — AFC Enterprises, Inc. (NASDAQ: AFCE), the franchisor and operator of Popeyes® restaurants, today reported results for fiscal 2010 which ended December 26, 2010. The Company also provided guidance for fiscal 2011 as well as an update on its Strategic Plan.
Fiscal 2010 Highlights Compared to Fiscal 2009:
•	Reported net income was $22.9 million, or $0.90 per diluted share, compared to $0.74 per diluted share last year. Adjusted earnings per diluted share were $0.86, consistent with previous guidance, compared to $0.74 last year, an increase of 16 percent. Adjusted earnings per diluted share is a supplemental non-GAAP measure of performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures.”

•	Total system-wide sales increased 5.1 percent, compared to a 1.8 percent increase in 2009.

•	Global same-store sales increased 2.6 percent, compared to a 0.7 percent increase last year. Total domestic same-store sales increased 2.5 percent compared to a 0.6 percent increase in 2009. According to independent data, Popeyes domestic same-store sales outpaced both the QSR and chicken QSR categories for the second consecutive year. International same-store sales were positive for the fourth year in a row, with an increase of 3.1 percent in 2010 compared to a 1.9 percent increase in 2009.

•	The Popeyes system opened 106 restaurants and permanently closed 67 restaurants, resulting in 39 net openings, compared to 14 net openings in 2009.

•	Company-operated restaurant operating profit margin was 19.2 percent of sales, an increase of 350 basis points over last year. This improvement was primarily a result of supply chain savings, declines in commodity costs, higher same-store sales, and the re-franchising of lower performing company-operated restaurants in 2009. Company-operated restaurant operating profit margin is a supplemental non-GAAP measure of performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures.”

•	Operating EBITDA of $45.3 million was 30.9 percent of total revenues, compared to Operating EBITDA last year of $41.0 million, at 27.7 percent of total revenues. The Company’s Operating EBITDA as a percentage of total revenues remains among the highest in the restaurant industry. Operating EBITDA is a supplemental non-GAAP measure of performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures.”

•	As previously announced, on December 23, 2010, the Company completed a new five-year $100 million re-financing, comprised of a $40 million term loan and a $60 million revolver. At closing, $22 million was drawn on the revolver. The Company expects to benefit from significantly lower interest expense over the term of the new facility.
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•	The Company generated $25.3 million of free cash flow, which included $0.2 million of other expense, compared to $22.1 million last year, which included $2.1 million of other income. Free cash flow is a supplemental non-GAAP measure of performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures.”
AFC Enterprises Chief Executive Officer Cheryl Bachelder stated, “2010 was a remarkable year for us, as we delivered another year of strong positive results against the initiatives of our Strategic Plan. With improved operating performance, we grew our adjusted earnings per diluted share by 16 percent. I am proud of the entire Popeyes team for these accomplishments.”
“Over the past three years, we have built a strong foundation for our domestic business. In 2011 our initiatives will remain focused on the same four successful strategies: build the brand, run great restaurants, strengthen unit economics, and ramp up unit growth. We will now build on this success by using the same Strategic Roadmap for our international business including making investments that we believe will help drive guest traffic, improve guest satisfaction, and strengthen our unit economics. This is the essential foundation for accelerating unit growth around the globe.”
Strategic Plan Update
The Company’s Strategic Plan is built on the foundation of the Four Pillars below.
1.	Build the Popeyes Brand
•	During 2010, Popeyes ran national media advertising to promote its famous Bonafide® chicken and seafood offerings at compelling price points and to introduce two new innovative products, Popeyes Wicked Chicken and Cane Sweeeet Iced Tea. In addition, the Company announced that Popeyes’ Spicy and Mild Bonafide® bone-in fried chicken beat KFC®’s Original Recipe® bone-in fried chicken in a national taste test. These marketing initiatives delivered strong guest counts and positive same-store sales for the second consecutive year.

•	In 2011, Popeyes expects to continue promotion of its core chicken and seafood offerings and periodically introduce new, innovative menu offerings, while continuing to use national media advertising with Annie as its spokesperson.

•	In 2010, Popeyes announced multi-year agreements with two new marketing partners, The Coca-Cola Company and Dr Pepper Snapple Group. As a result of the new agreements, in 2011 Popeyes will be implementing a unified strategy for fountain beverages that is designed to be more exciting for its guests and more profitable for its restaurants.

•	Similar to its U.S. initiatives, in 2011 the Company is working with its international franchisees to implement distinctive new product offerings and core menu value promotions to drive traffic gains.
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2.	Run Great Restaurants
•	Popeyes restaurants continue to improve their Guest Experience Monitor (GEM) scores. Since the implementation of Popeyes new Speed Of Service (SOS) program 18 months ago, GEM scores for “% Delighted” have increased more than 8 percentage points and “Speed of Service” scores have increased more than 12 percentage points.

•	Additionally, by year end 2010 Popeyes had approximately 1,000 restaurants reporting drive-thru times on a weekly basis, with approximately 60 percent of those restaurants reporting drive-thru times at the Company’s SOS target of 180 seconds or less.

•	In 2011, Popeyes is implementing the same core operating systems to measure guest service and restaurant operations across the Company’s international markets.
3.	Strengthen Unit Economics
•	Popeyes continues to partner with its franchisees and purchasing cooperative to increase restaurant profitability while maintaining a high quality food advantage. In 2010, Popeyes restaurants achieved approximately $16 million in food cost savings related to the successful renegotiation of vendor contracts, introduction of alternate suppliers, product specification enhancements, logistics/distribution optimization, and declines in commodity costs. These initiatives helped deliver one full percentage point of restaurant operating profit margin improvement compared to 2009.

•	Like many in the restaurant industry, in 2011 management expects the Popeyes system to experience a 2-3 percent increase in commodity costs. Management plans to offset these increases with additional supply chain cost savings, selective menu pricing, and better in-restaurant controls.

•	In 2011, the Company will also be applying the same focus on profit margin to its international markets, where food costs are typically higher. Initiatives are already underway to reduce cost by region to make Popeyes’ restaurant cost structure more competitive around the globe.
4.	Ramp up New Unit Growth
•	The Company’s global development pipeline for new unit openings continues to strengthen, and in 2010 the Popeyes system opened 106 new restaurants and closed 67 underperforming units, yielding 39 net restaurants, as compared to 95 openings and 81 closings in 2009.

•	Since the implementation of the Company’s domestic site selection modeling tool in 2008, Popeyes new domestic restaurants are opening at significantly stronger sales volumes than the system average. Additionally, those restaurants which have been open more than two years are sustaining those sales volumes in their second year of operation. Management believes this demonstrates the quality of the Popeyes unit economic model and upgraded development processes, and these improvements will allow the Company to begin accelerating new unit growth in the U.S.

•	As the Company builds similar development capabilities internationally, in 2011 management expects to maintain its international new unit openings at approximately 60 restaurants, comparable to the opening pace it delivered in 2010.
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2010 Financial Performance Review
Total system-wide sales increased by 5.1 percent. System-wide sales were comprised of $1.81 billion in franchise restaurant sales and $52.7 million in company-operated restaurant sales.
Global same-store sales increased 2.6 percent, which exceeded previous guidance, and compared to a 0.7 percent increase in 2009. Total domestic same-store sales increased 2.5 percent, compared to a 0.6 percent increase last year. This positive sales growth reflects Popeyes continued promotional focus on its famous Bonafide® bone-in chicken and seafood offerings at compelling price points, the successful introduction of Popeyes Wicked Chicken, and the continued use of national media advertising to build brand awareness and drive traffic.
International same-store sales increased 3.1 percent, compared to a 1.9 percent increase last year, the fourth consecutive year of positive same-store sales. This was due primarily to strong sales in Canada and Turkey, partially offset by negative performance in Korea, Latin America and the Middle East.
Total revenues were $146.4 million, compared to $148.0 million last year. This decrease was primarily due to the Company’s successful re-franchising of 16 company-operated restaurants during 2009, partially offset by positive same-store sales.
Company-operated restaurant operating profit margin was 19.2 percent of sales, an increase of 350 basis points over last year. This improvement was primarily a result of supply chain savings, declines in commodity costs, higher same-store sales, and the re-franchising of lower performing company-operated restaurants in 2009. Company-operated restaurant operating profit margin is a supplemental non-GAAP measure of performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures.”
General and administrative expenses were $56.4 million, or 3.0 percent of system-wide sales, consistent with the Company’s previous guidance, and compared to $56.0 million, or 3.2 percent of system-wide sales last year. In 2010, general and administrative expenses included the Company’s continued strategic investments in new product innovation, speed of service training programs, additional new development personnel for real estate, franchise sales recruiting, construction, and other franchise support personnel. The Company’s general and administrative expenses as a percentage of system-wide sales remain among the lowest in the restaurant industry.
Other expenses were $0.2 million compared to other income of $2.1 million last year. In 2009, other income primarily included the net gain associated with the sale of 10 real estate properties.
Operating EBITDA of $45.3 million was 30.9 percent of total revenues, compared to Operating EBITDA last year of $41.0 million, at 27.7 percent of total revenues. This $4.3 million increase was primarily due to positive growth from same-store sales, increased net units, and improved company-operated restaurant operating profit margins. Operating EBITDA is a supplemental non-GAAP measure of performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures.”
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Operating profit was $41.2 million, or 28.1 percent of total revenues, compared to operating profit of $38.7 million last year, or 26.1 percent of total revenues.
Interest expense, net was $8.0 million, a $0.4 million decrease from 2009. This decrease was primarily due to $1.9 million of fees expensed in 2009 related to the Company’s credit facility amendment and lower average debt balances as compared to 2009, partially offset by $0.6 million of fees expensed in 2010 in connection with the Company’s new credit facility and higher average interest rates.
Income tax expense was $10.3 million, yielding an effective tax rate of 31.0 percent, compared to an effective tax rate of 38.0 percent in the prior year. In 2010, the Company recorded a tax benefit of $1.4 million, or $0.05 per diluted share, related to the completion of a federal income tax audit for years 2004 and 2005. Excluding the tax benefit, the 2010 effective tax rate would have been 35.2 percent, which differs from statutory rates due primarily to adjustments in estimated tax reserves.
Reported net income was $22.9 million, or $0.90 per diluted share, compared to $0.74 per diluted share last year. Adjusted earnings per diluted share were $0.86 in 2010, which was consistent with the Company’s guidance of $0.85-$0.86 per diluted share, compared to $0.74 last year. This 16 percent improvement was primarily due to the increase in Operating EBITDA as discussed above and a decrease in income tax expense associated with the lower effective tax rate. Adjusted earnings per diluted share and Operating EBITDA are supplemental non-GAAP measures of performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures.”
The Company generated $25.3 million of free cash flow, which included $0.2 million of other expenses, compared to $22.1 million in 2009, which included $2.1 million of other income. Free cash flow is a supplemental non-GAAP measure of performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures.” At fiscal year end 2010, the Company had $15.9 million in cash.
In 2010, the Company used $16.6 million of cash to reduce its outstanding debt to $66.0 million. At fiscal year end, the Company’s Total Leverage Ratio (TLR) was 1.40 to 1, compared to a TLR of 1.95 to 1 at the end of last year. See heading entitled “Calculation of Total Leverage Ratio.”
The Popeyes system opened 106 restaurants in 2010, which included 45 domestic and 61 international restaurants, compared to 95 openings in 2009. The number of new restaurant openings was slightly lower than previous guidance of 120-130, due primarily to construction delays as a result of weather and permitting delays in the fourth quarter. As of January 31, 2011, the company had opened 8 of those restaurants originally planned for December 2010. The Popeyes system permanently closed 67 restaurants in fiscal 2010, resulting in 39 net restaurant openings, compared to 14 net openings last year. These closures included 35 domestic and 32 international restaurants.
On a system-wide basis, Popeyes had 1,977 restaurants operating at the end of fiscal 2010, compared to 1,943 restaurants at the end of last year. Total unit count was comprised of 1,580 domestic restaurants and 397 international restaurants in 26 foreign countries and three
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territories. Of this total, 1,939 were franchised restaurants and 38 were company-operated restaurants.
New Credit Facility
As previously announced, on December 23, 2010, the Company completed a new five-year $100 million credit facility, comprised of a $40 million term loan and a $60 million revolver. At closing, $22 million was drawn on the revolver. Proceeds from the refinancing together with available cash were used to retire its previous credit facility.
The rate of interest under the new facility is 2.8 percent and is determined using LIBOR plus a spread of 250 basis points. The spread above LIBOR can adjust from 225 to 325 basis points depending on the Company’s total leverage. In the fourth quarter of 2010, the Company recognized approximately $0.6 million of interest charges and deferred approximately $1 million of fees associated with the refinancing. The $1 million of deferred fees will be amortized over the life of the new facility.
On February 22, 2011, the Company entered into new interest rate swap agreements limiting the interest rate exposure on $30 million of its floating rate debt to a fixed rate of 4.8 percent. As a result, the weighted average interest rate is currently 3.8 percent, compared to a weighted average interest rate of 7.2 percent in 2010. The term of the swap agreements expires March 31, 2015, which is in the same year as the maturity of the new credit facility.
Based on the more attractive interest rate terms associated with this refinancing, the Company expects its annual interest expense, net will be in the range of $3.5-$4.0 million in 2011, which is approximately a $4.0 million savings compared to 2010.
The Company’s required quarterly principal payments will be $1.25 million for each of the first two years, $1.5 million for the third and fourth years and $4.5 million in the fifth year.
Fiscal 2011 Guidance
Continuing its two-year positive momentum, the Company expects Popeyes global same-store sales growth to be in the range of positive 1.0 to 3.0 percent in 2011.
Popeyes expects global new openings to be in the range of 120-140 restaurants in 2011, a growth rate of 6-7 percent, compared to 106 openings in 2010. As management evaluates its International Strategic Plan, the Company intends to maintain its international new unit openings at approximately 60 restaurants in 2011, similar to the opening pace it delivered in 2010.
The Company projects system-wide unit closings will be in the range of 60-80 restaurants, or 3-4 percent of its total restaurants, which is consistent with established restaurant brands. As such, in 2011 the Company expects 40-80 net restaurant openings, or 2-4 percent net unit growth. Management expects net openings to continue to accelerate in 2012 and beyond, as the Company continues to implement development initiatives to strengthen its new opening pipeline.
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The Company expects general and administrative expenses will be in the range of $60-$62 million, at a rate of 3.1-3.2 percent of system-wide sales, among the lowest in the restaurant industry. General and administrative expenses include $2-$3 million for additional international strategic investments, $1-$2 million for fully annualized 2010 expenses primarily for new domestic and international restaurant development personnel, and approximately $1 million for a planned corporate office relocation.
The Company’s international strategic investments include a detailed evaluation of the International Strategic Plan, with due diligence on countries of focus, and additional general and administrative expenses necessary to accomplish the four pillar strategies. Management believes these investments will create a foundation for a healthy international business model, which is essential for accelerating unit growth around the globe.
The Company’s new corporate office, to be located in close proximity to its existing office, will provide approximately 40 percent more capacity, and as such will accommodate the Company’s long-term growth plans over the next 10 years. Management has negotiated a lease rate that is significantly lower on a cost per square footage than the lease for the existing facility. Additionally the Company expects that the new facility will better integrate departments throughout the organization, thereby improving efficiency and effectiveness. Moving expenses are projected to be approximately $1 million. Capital investment is approximately $3 million, net of landlord allowances, and will include a new research and development center.
As mentioned above, the Company expects its annual interest expense, net will be in the range of $3.5-$4.0 million in 2011, compared to $8.0 million in 2010.
In 2011, the Company expects its effective tax rate to return to a more normalized rate after the favorable audit benefits the Company realized in 2010. As such, the Company expects its 2011 effective tax rate will be in the range of 37.0-38.0 percent, compared to 31.0 percent in 2010.
While the Company continues to invest in its core business for the long-term growth of the brand, management also plans to use cash to repurchase shares of common stock. During 2011, the Company expects to repurchase $20-$25 million shares of common stock under the Company’s current Share Repurchase Program, which has capacity for repurchases of up to approximately $38.9 million of its common stock. Pursuant to the terms of the new credit facility, the Company may repurchase and retire its common shares any time the Total Leverage Ratio (TLR) is less than 2.0 to 1. At fiscal year end, the Company’s TLR was 1.40 to 1, and management expects during 2011 that its TLR will remain below 2.0 to 1. See heading entitled “Calculation of Total Leverage Ratio.”
The Company expects 2011 reported earnings per diluted share will be in the range of $0.86-$0.90, compared to $0.90 in 2010. The Company expects adjusted earnings per diluted share, will be in the range of $0.91-$0.95, compared to $0.86 in 2010, and which represents a 3-year compound average annual growth rate of 12-13 percent. Adjusted diluted earnings per share excludes approximately $1.5 million for the corporate office relocation and approximately $0.5 million for other expenses, net. Adjusted earnings per diluted share is a supplemental non-GAAP measure of performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures.”
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During 2011, the Company expects its capital expenditures will be in the range of $7-$9 million. These investments include: $4-$6 million for the core business, which includes company-operated restaurant reimages, a new company-operated restaurant, information technology, point of service equipment and maintenance capital expenditures; as well as approximately $3 million for the corporate office move, net of landlord allowances.
Long-Term Guidance
Consistent with previous guidance, over the course of the next five years, the Company believes the execution of its Strategic Plan will deliver on an average annualized basis the following results: same-store sales growth of 1 to 3 percent; net unit growth of 4 to 6 percent; and earnings per diluted share growth of 13 to 15 percent.
Conference Call
The Company will host a conference call and internet webcast with the investment community at 9:00 A.M. Eastern Time on March 10, 2011, to review the results of the fourth quarter and full year of fiscal 2010. To access the Company’s webcast, go to www.afce.com, select “Investor Information” and then select “AFC Enterprises Fiscal 2010 Earnings Conference Call.” A replay of the conference call will be available for 90 days at the Company’s website or through a dial-in number for a limited time following the call.
Corporate Profile
AFC Enterprises, Inc. is the franchisor and operator of Popeyes® restaurants, the world’s second-largest quick-service chicken concept based on number of units. As of December 26, 2010, Popeyes had 1,977 operating restaurants in the United States, Guam, Puerto Rico, the Cayman Islands and 26 foreign countries. AFC’s primary objective is to deliver sales and profits by offering excellent investment opportunities in its Popeyes brand and providing exceptional franchisee support systems and services to its owners. AFC Enterprises can be found at www.afce.com.
AFC Contact Information
Investor inquiries:
Cheryl Fletcher, Director, Finance & Investor Relations
(404) 459-4487 or investor.relations@afce.com
Media inquiries:
Alicia Thompson, Vice President, Popeyes Communications & Public Relations
(404) 459-4572 or popeyescommunications@popeyes.com
Supplemental Financial Information on pages 9 — 16.
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AFC Enterprises, Inc.
Consolidated Balance Sheets
As of December 26, 2010 and December 27, 2009
(In millions, except share data)

	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$15.9	$4.1
Accounts and current notes receivable, net	5.6	9.1
Other current assets	4.3	3.9
Advertising cooperative assets, restricted	16.1	16.0

Total current assets	41.9	33.1

Long-term assets:
Property and equipment, net	21.2	21.5
Goodwill	11.1	11.1
Trademarks and other intangible assets, net	47.0	47.6
Other long-term assets, net	2.7	3.3

Total long-term assets	82.0	83.5

Total assets	$123.9	$116.6

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$4.8	$4.8
Other current liabilities	7.6	13.7
Current debt maturities	4.0	1.3
Advertising cooperative liabilities	16.1	16.0

Total current liabilities	32.5	35.8

Long-term liabilities:
Long-term debt	62.0	81.3
Deferred credits and other long-term liabilities	20.2	17.7

Total long-term liabilities	82.2	99.0

Total liabilities	114.7	134.8

Commitments and contingencies
Shareholders’ equity (deficit):
Preferred stock ($.01 par value; 2,500,000 shares authorized; 0 issued and outstanding)	—	—
Common stock ($.01 par value; 150,000,000 shares authorized; 25,685,705 and 25,455,917 shares issued and outstanding at the end of fiscal years 2010 and 2009, respectively)	0.3	0.3
Capital in excess of par value	116.4	112.3
Accumulated deficit	(107.4)	(130.3)
Accumulated other comprehensive loss	(0.1)	(0.5)

Total shareholders’ equity (deficit)	9.2	(18.2)

Total liabilities and shareholders’ equity (deficit)	$123.9	$116.6

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AFC Enterprises, Inc.
Consolidated Statements of Operations
(In millions, except per share data)

	12 Weeks Ended		52 Weeks Ended
	12/26/2010	12/27/2009
	(unaudited)	(unaudited)	12/26/2010	12/27/2009

Revenues:
Sales by company-operated restaurants	$12.2	$11.2	$52.7	$57.4
Franchise revenues	21.0	20.2	89.4	86.0
Rent and other revenues	1.0	1.1	4.3	4.6

Total revenues	34.2	32.5	146.4	148.0

Expenses:
Restaurant employee, occupancy and other expenses	5.6	5.2	25.8	29.5
Restaurant food, beverages and packaging	3.9	3.6	16.8	18.9
Rent and other occupancy expenses	0.6	0.7	2.1	2.6
General and administrative expenses	14.7	13.2	56.4	56.0
Depreciation and amortization	0.9	0.8	3.9	4.4
Other expenses (income), net	0.3	0.5	0.2	(2.1)

Total expenses	26.0	24.0	105.2	109.3

Operating profit	8.2	8.5	41.2	38.7
Interest expense, net	2.1	1.9	8.0	8.4

Income before income taxes	6.1	6.6	33.2	30.3
Income tax expense	1.7	2.6	10.3	11.5

Net income	$4.4	$4.0	$22.9	$18.8

Earnings per common share, basic:	$0.18	$0.16	$0.91	$0.74

Earnings per common share, diluted:	$0.18	$0.16	$0.90	$0.74

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AFC Enterprises, Inc.
Consolidated Statements of Cash Flows
(In millions)

	2010	2009
Cash flows provided by (used in) operating activities:
Net income	$22.9	$18.8
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	3.9	4.4
Asset write downs	0.7	0.6
Net gain on sale of assets	(0.5)	(3.3)
Gain on insurance recoveries related to asset damages, net	—	0.4
Deferred income taxes	1.5	1.0
Non-cash interest expense, net	1.7	1.9
Provision for credit losses (recoveries)	(0.5)	2.1
Stock-based compensation expense	2.7	1.9
Change in operating assets and liabilities:
Accounts receivable	1.5	(1.5)
Other operating assets	(1.7)	1.3
Accounts payable and other operating liabilities	(3.8)	(4.4)

Net cash provided by operating activities	28.4	23.2

Cash flows provided by (used in) investing activities:
Capital expenditures	(3.2)	(1.4)
Proceeds from dispositions of property and equipment	—	7.9
Proceeds from notes receivable and other investing activities	3.0	11.2

Net cash provided by (used in) investing activities	(0.2)	17.7

Cash flows provided by (used in) financing activities:
Principal payments — 2005 Credit Facility (term loan)	(78.3)	(35.9)
Borrowings under 2005 revolving credit facility	—	—
Principal payments — 2005 revolving credit facility	—	(0.5)
Borrowings under 2010 credit facility (term loan)	40.0	—
Borrowings under 2010 revolving credit facility	22.0	—
Proceeds from exercise of employee stock options	1.5	—
Debt issuance costs	(1.2)	(1.8)
Other financing activities, net	(0.4)	(0.7)

Net cash used in financing activities	(16.4)	(38.9)

Net increase in cash and cash equivalents	11.8	2.0
Cash and cash equivalents at beginning of year	4.1	2.1

Cash and cash equivalents at end of year	$15.9	$4.1

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	Q4 Ended	Q4 Ended	Year-end	Year-end
	12/26/2010	12/27/2009	12/26/2010	12/27/2009
Total Same-Store Sales
Company-operated	9.2%	(1.3%)	4.0%	(0.8%)
Franchised [a]	6.1%	(1.0%)	2.5%	0.7%

Total Domestic	6.2%	(1.0%)	2.5%	0.6%
International [b]	4.3%	(0.8%)	3.1%	1.9%

Global	6.0%	(1.0%)	2.6%	0.7%
Total Franchised (a and b)	5.9%	(1.0%)	2.6%	0.8%

New Unit Openings
Company-operated	1	0	1	0
Franchised	21	20	44	39

Total Domestic	22	20	45	39
International	26	24	61	56

Global	48	44	106	95

Unit Count
Company-operated	38	37	38	37
Franchised	1,542	1,539	1,542	1,539

Total Domestic	1,580	1,576	1,580	1,576
International	397	367	397	367

Global	1,977	1,943	1,977	1,943
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Management’s Use of Non-GAAP Financial Measures
Company-Operated Restaurant Operating Profit Margins: Calculation and Definition
The Company defines company-operated restaurant operating profit margins as “sales by company-operated restaurants” minus “restaurant employee, occupancy and other expenses” minus “restaurant food, beverages and packaging as a percentage of sales by company-operated restaurants.” The following table reconciles on a historical basis for 2010 and 2009, the Company’s company-operated restaurant operating profit margins to the line item on its consolidated statement of operations entitled “sales by company-operated restaurants,” which the Company believes is the most directly comparable GAAP measure on its consolidated statement of operations to company-operated restaurant operating profit margins:

(dollars in millions)	Fiscal 2010	Fiscal 2009
Sales by company-operated restaurants	$52.7	$57.4
Restaurant employee, occupancy and other expenses	$(25.8)	$(29.5)
Restaurant food, beverages and packaging	$(16.8)	$(18.9)
Company-operated restaurant operating profit	$10.1	$9.0
Company-operated restaurant operating profit margins as a percentage of sales by company-operated restaurants	19.2%	15.7%
Operating EBITDA: Calculation and Definition
The Company defines Operating EBITDA as “earnings before interest expense, taxes, depreciation and amortization, and other expenses (income), net”. The following table reconciles on a historical basis for 2010 and 2009, the Company’s earnings before interest expense, taxes, depreciation and amortization, and other expenses (income), net (“Operating EBITDA”) on a consolidated basis to the line on its consolidated statement of operations entitled net income, which the Company believes is the most directly comparable GAAP measure on its consolidated statement of operations to Operating EBITDA:

(dollars in millions)	Fiscal 2010	Fiscal 2009
Net income	$22.9	$18.8
Interest expense, net	$8.0	$8.4
Income tax expense	$10.3	$11.5
Depreciation and amortization	$3.9	$4.4
Other expenses (income), net	$0.2	$(2.1)
Operating EBITDA	$45.3	$41.0
Total Revenues	$146.4	$148.0
Operating EBITDA as a percentage of Total Revenues	30.9%	27.7%
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Free cash flow: Calculation and Definition
The Company defines Free Cash Flow as net income plus depreciation and amortization, plus stock-based compensation expense, minus maintenance capital expenses (which includes: for fiscal 2010 $1.4 million for information technology hardware and software, $1.2 million for reopening a company-operated restaurant in New Orleans and restaurant reimaging and corporate office construction, and $0.6 million in other capital assets to maintain, replace and extend the lives of company-operated QSR equipment and facilities; and for fiscal 2009 $0.3 million for information technology hardware and software, and $1.1 million in other capital assets to maintain, replace and extend the lives of company-operated QSR equipment, facilities and other corporate assets), minus mandatory debt payments. The following table reconciles on a historical basis for fiscal 2010 and fiscal 2009, the Company’s free cash flow on a consolidated basis to the line on its consolidated statement of operations entitled net income, which the Company believes is the most directly comparable GAAP measure on its consolidated statement of operations to free cash flow:

(dollars in millions)	Fiscal 2010	Fiscal 2009
Net income	$22.9	$18.8
Depreciation and amortization	$3.9	$4.4
Stock-based compensation expense	$2.7	$1.9
Maintenance capital expenses	$(3.2)	$(1.4)
Mandatory Debt Payments	$(1.0)	$(1.6)
Free cash flow	$25.3	$22.1
Total Revenue	$146.4	$148.0
Free cash flow as a percentage of Total Revenue (Free cash flow margin)	17.3%	14.9%
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NEWS RELEASE

Adjusted earnings per diluted share: Calculation and Definition
The Company defines adjusted earnings for the periods presented as the Company’s reported net income after adjusting for certain non-operating items consisting of (i) other expense (income), net (which for fiscal 2010 includes $0.7 million for impairments and disposals of fixed assets partially offset by $0.5 million for net gain on sales of assets; and for fiscal 2009 includes $3.3 million on the sale of assets partially offset by $0.6 million related to impairments and disposals of fixed assets, and $0.6 million of other expense), (ii) the interest expense associated with the credit facility, (iii) the tax effect of these adjustments, and (iv) the tax audit benefit. Adjusted earnings per diluted share provides the per share effect of adjusted net income on a diluted basis. The following table reconciles on a historical basis fiscal 2010 and fiscal 2009, the Company’s adjusted earnings per diluted share on a consolidated basis to the line on its consolidated statement of operations entitled net income, which the Company believes is the most directly comparable GAAP measure on its consolidated statement of operations to adjusted earnings per diluted share:

(in millions, except per share data)	Fiscal 2010	Fiscal 2009
Net income	$22.9	$18.8
Other expense (income), net	$0.2	$(2.1)
Interest expense associated with credit facility	$0.6	$1.9
Tax effect	$(0.3)	$0.1
Tax audit benefit	($1.4)	—
Adjusted net income	$22.0	$18.7
Adjusted earnings per diluted share	$0.86	$0.74
Weighted-average diluted shares outstanding	25.5	25.4
Management’s Use of Non-GAAP Financial Measures
Company-operated restaurant operating profit margins, Operating EBITDA, free cash flow and adjusted earnings per diluted share are supplemental non-GAAP financial measures. The Company uses company-operated restaurant operating profit margins, Operating EBITDA, free cash flow and adjusted earnings per diluted share, in addition to net income, operating profit and cash flows from operating activities, to assess its performance and believes it is important for investors to be able to evaluate the Company using the same measures used by management. The Company believes these measures are important indicators of its operational strength and performance of its business because they provide a link between profitability and operating cash flow. Company-operated restaurant operating profit margins, Operating EBITDA, free cash flow and adjusted earnings per diluted share as calculated by the Company are not necessarily comparable to similarly titled measures reported by other companies. In addition, Company-operated restaurant operating profit margins, Operating EBITDA, free cash flow and adjusted earnings per diluted share: (a) do not represent net income, cash flows from operations or earnings per share as defined by GAAP; (b) are not necessarily indicative of cash available to fund cash flow needs; and (c) should not be considered as an alternative to net income, earnings per share, operating profit, cash flows from operating activities or other financial information determined under GAAP.
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NEWS RELEASE

Calculation of Total Leverage Ratio
Total Leverage Ratio (TLR) is defined as the ratio of the Company’s Consolidated Total Indebtedness to Consolidated EBITDA for the four immediately preceding fiscal quarters. Consolidated Total Indebtedness means, as at any date of determination, the aggregate principal amount of Indebtedness of the Company and its Subsidiaries.
Forward-Looking Statement: Certain statements in this release contain “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. Examples of such statements in this press release include discussions regarding the Company’s planned implementation of its strategic plan, discussions regarding the Company’s planned use of cash for fiscal 2011 including investments in its core business, share repurchases, and debt repayments, projections and expectations regarding same-store sales for fiscal 2011 and beyond, the Company’s ability to improve restaurant level margins, guidance for new restaurant openings and closures, and the Company’s anticipated 2011 and long-term performance, including projections regarding general and administrative expenses, and net earnings per diluted share, and similar statements of belief or expectation regarding future events. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: competition from other restaurant concepts and food retailers, continued disruptions in the financial markets, the loss of franchisees and other business partners, labor shortages or increased labor costs, increased costs of our principal food products, changes in consumer preferences and demographic trends, as well as concerns about health or food quality, instances of avian flu or other food-borne illnesses, general economic conditions, the loss of senior management and the inability to attract and retain additional qualified management personnel, limitations on our business under our credit facility, our ability to comply with the repayment requirements, covenants, tests and restrictions contained in our credit facility, failure of our franchisees, a decline in the number of franchised units, a decline in our ability to franchise new units, slowed expansion into new markets, unexpected and adverse fluctuations in quarterly results, increased government regulation, effects of volatile gasoline prices, supply and delivery shortages or interruptions, currency, economic and political factors that affect our international operations, inadequate protection of our intellectual property and liabilities for environmental contamination and the other risk factors detailed in our 2010 Annual Report on Form 10-K and other documents we file with the Securities and Exchange Commission. Therefore, you should not place undue reliance on any forward-looking statements.
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